CAMPBELL GLOBAL TREND FUND, L.P.
MONTHLY REPORT - FEBRUARY 2012

STATEMENT OF CHANGES IN NET ASSET VALUE

Partners' Capital - Class A

Net Asset Value (7,897.045 units) at January 31,2012	$8,902,624
Additions of 65.126 units on February 29, 2012	74,008
Redemptions of (0.000) units on February 29, 2012	0
Offering Costs	(3,771)
Net Income (Loss) - February 2012	75,104

Net Asset Value (7,962.171 units) at February 29, 2012	$9,047,965

Net Asset Value per Unit at February 29, 2012	$1,136.37

Partners' Capital - Class B

Net Asset Value (237.712 units) at January 31, 2012	$230,796
Additions of 0.000 units on February 29, 2012	0
Redemptions of (0.000) units on February 29, 2012	0
Offering Costs	(97)
Net Income (Loss) - February 2012	2,467

Net Asset Value (237.712 units) at February 29, 2012	$233,166

Net Asset Value per Unit at February 29, 2012	$980.87

Partners' Capital - Class C

Net Asset Value (7,910.090 units) at January 31, 2012	$9,149,613
Additions of 219.946 units on February 29, 2012	256,759
Redemptions of (0.000) units on February 29, 2012	0
Offering Costs	(3,890)
Net Income (Loss) - February 2012	88,288

Net Asset Value (8,130.036 units) at February 29, 2012	$9,490,770

Net Asset Value per Unit at February 29, 2012	$1,167.37

Partners' Capital - Class D

Net Asset Value (587.725 units) at January 31, 2012	$582,193
Additions of 0.000 units on February 29, 2012	0
Redemptions of (0.000) units on February 29, 2012	0
Offering Costs	(246)
Net Income (Loss) - February 2012	6,934

Net Asset Value (587.725 units) at February 29, 2012	$588,881

Net Asset Value per Unit at February 29, 2012	$1,001.97

STATEMENT OF INCOME (LOSS)

Income:
Gains (losses) on futures contracts:
Realized	$425,020
Change in unrealized	(85,171)

Gains (losses) on forward contracts:
Realized	0
Change in unrealized	(46,318)
Interest Income (Loss)	215
Total income	293,746

Expenses:
Management fee	32,018
Performance fee	40,828
General Partner fee	16,009
Sales and brokerage fee	24,238
Operating expenses	7,860
Total Expense	120,953
Net Income (Loss) - February 2012	$172,793

FUND STATISTICS

Partners' Capital - Class A

Net Asset Value per Unit on February 29, 2012	$1,136.37
Net Asset Value per Unit on January 31, 2012	$1,127.34
Unit Value Monthly Gain (Loss) %	0.80%
Fund 2012 calendar YTD Gain (Loss) %	3.63%

Partners' Capital - Class B

Net Asset Value per Unit on February 29, 2012	$980.87
Net Asset Value per Unit on January 31, 2012	$970.91
Unit Value Monthly Gain (Loss) %	1.03%
Fund 2012 calendar YTD Gain (Loss) %	4.07%

Partners' Capital - Class C

Net Asset Value per Unit on February 29, 2012	$1,167.37
Net Asset Value per Unit on January 31, 2012	$1,156.70
Unit Value Monthly Gain (Loss) %	0.92%
Fund 2012 calendar YTD Gain (Loss) %	3.54%

Partners' Capital - Class D

Net Asset Value per Unit on February 29, 2012	$1,001.97
Net Asset Value per Unit on January 31, 2012	$990.59
Unit Value Monthly Gain (Loss) %	1.15%
Fund 2012 calendar YTD Gain (Loss) %	4.37%

To the best of my knowledge and belief, the information contained herein is accurate and complete.

/s/ Stephen C. Roussin
Stephen C. Roussin
Chief Executive Officer
Campbell & Company, Inc.
General Partner
Campbell Global Trend Fund, L.P.

Prepared without audit

Dear Investor,
February continued to exhibit a sense of global optimism that began 2012.  Positive data in global economies and Central Bank support in China, Europe, and Japan pushed equity prices and many commodities higher.  Fixed income prices and the U.S. Dollar against the G10 currencies, with the notable exception of the Japanese Yen, fell as investors moved towards risk assets. The Fund profited in two of the four major sectors traded, experiencing losses in fixed income and foreign exchange, with commodities and equity indices driving gains.

Rising petroleum prices were a major contributor to the Fund’s performance as tensions with Iran, stronger U.S. economic data, and a tightening global supply environment led to the rally in prices, adding almost 2% to the portfolio.  Additional gains were recorded in equity indices from a net long position in stock index futures as the upward trend continued.  Equity market gains were driven by continued improvement in manufacturing, employment, and housing data, as well as friendly Central Bank policies and the approval of the second Greek bailout package.  Other gains stemmed from currency trading, where the Japanese Yen was the major contributor.  The Fund’s models quickly reacted to a changing trend in the Yen, a result of Japan’s trade balance ending 2011 in deficit territory for the first time in 30 years, and profited on the 6.5% loss in the currency’s value against the Dollar.  A portion of these gains were offset by losses experienced in the fixed income sector as investors rotated out of the safety of government debt.

Diversity of time horizon in the trend following space has been beneficial so far in 2012.  While some trends have extended into February, others developed intra-month as a result of changing economic conditions and market-specific developments.  Recent market conditions highlight the importance of allocating across a diverse set of models.

Please do not hesitate to call us if you have any questions.
Sincerely,

Stephen C. Roussin
Chief Executive Officer
Campbell & Company, Inc.
General Partner
Campbell Global Trend Fund, L.P.